Exhibit 10.17
LOAN AGREEMENT
     THIS LOAN AGREEMENT (this “Agreement”) is executed and entered into as of December 15, 2010, by and between IRONPLANET, INC., a Delaware corporation (“Lender”), and XTREME IRON, LLC, a Delaware limited liability company (“Borrower”).
PRELIMINARY STATEMENTS
     A. Borrower has applied to Lender for a loan in the principal amount of Ten Million and No/100 Dollars ($10,000,000.00) (the “Loan”), which shall be secured by, among other things, all equipment of Borrower, all of Borrower’s accounts receivable, all of Borrower’s deposit accounts, and all products and proceeds thereof (as such collateral is more precisely defined in the Borrower Security Agreement and the other Loan Documents, the “Collateral”);
     B. Lender is willing to make the Loan to Borrower subject to the terms and conditions stated in this Agreement.
     NOW, THEREFORE, for and in consideration of Lender’s agreement to make the Loan to Borrower and the mutual covenants contained herein and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged by the parties hereto, Borrower and Lender hereby agree as follows:
     1. Commitment of Lender. Upon the terms and subject to the conditions and limitations set forth in this Agreement, Lender will advance the proceeds of the Loan to Borrower in accordance with this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the Note (hereinafter defined) or in any of the other Loan Documents (hereinafter defined), Lender’s commitment does not exceed a sum equal to Ten Million and No/100 Dollars ($10,000,000.00). Lender’s commitment under this Agreement is not a revolving facility and any principal payment or prepayment hereunder may not be re-borrowed.
     2. Loan Documents. Borrower agrees to execute or cause to be executed contemporaneously herewith or immediately hereafter all of the following documents:
(a)	Loan Agreement

(b)	Promissory Note (“Note”)

(c)	Security Agreement of Xtreme Iron, LLC (the “Borrower Security Agreement”)

(d)	Guaranty Agreement of Vilhauer Capital Partners, LLC (“Guarantor”)

(e)	Security Agreement of Vilhauer Capital Partners, LLC (the “Guarantor Security Agreement”)

(f)	Notice of Final Agreement

(g)	Certification and Authorization of Sole Member of Xtreme Iron, LLC

(h)	Certificate of Limited Liability Company Resolutions of Xtreme Iron, LLC

(i)	Certification and Authorization of Members of Vilhauer Capital Partners, LLC

(j)	Certificate of Limited Liability Company Resolutions of Vilhauer Capital Partners, LLC

(k)	Auction Contract

(l)	Remarketing Agreement

(m)	W-9 (Xtreme Iron, LLC)

(n)	All other documents, instruments and agreements executed in connection with any of the foregoing.
All of the foregoing and such other agreements, documents and instruments now or hereafter evidencing, governing, securing (including but not limited to one or more UCC1 Financing Statements to be filed in appropriate jurisdictions) or guaranteeing any portion of the indebtedness evidenced by the Note or the performance and discharge of the obligations related hereto or thereto, together with any and all renewals, modifications, amendments, restatements, consolidations, substitutions, replacements, extensions and supplements hereof or thereof, are collectively referred to herein as the “Loan Documents.”
     3. Conditions to Closing. The obligation of the Lender to close the Loan and to advance the proceeds of the Loan are subject to the prior or simultaneous occurrence or satisfaction of each of the following conditions:
     (a) Borrower and Guarantor must have executed (or caused to be executed) and delivered to Lender each of the respective Loan Documents to which each is a party.
     (b) Borrower and Guarantor must have provided Lender with evidence that each of Borrower and Guarantor is in good standing in the State of Delaware and the State of Texas, and that all necessary action on the part of Borrower and Guarantor, as applicable, has been taken with respect to the execution and delivery of this Agreement, the other Loan Documents and the consummation of the transactions contemplated thereby, so that this Agreement and all of the other Loan Documents to which each of Borrower and Guarantor is a party shall be valid and binding upon Borrower or Guarantor, as applicable. Such evidence must include certified organizational documents, certified resolutions, certificates of incumbency and certificates of existence and good standing for Borrower and Guarantor as required by Lender.
     (c) A legal opinion from Locke Lord Bissell & Liddell LLP, counsel to Borrower and Guarantor, addressed to Lender, in form and substance reasonably satisfactory to Lender.
     4. Financial Reporting. Borrower hereby covenants and agrees to timely deliver to Lender the financial statements, reports and other information on Schedule 1 within (10) days of Lender’s request. All of such financial statements and reports shall be prepared in accordance with sound accounting principles and procedures, applied on a consistent basis in a manner and in form and substance reasonably satisfactory to Lender, and shall in all respects present a true, correct, complete and fair representation of the financial position of Borrower and Guarantor and shall be prepared and certified as to accuracy by a representative of Borrower and/or Guarantor, as applicable, reasonably acceptable to Lender.
     5. Negative Covenants. Borrower shall not do any of the following without Lender’s prior written consent:
     (a) Create, incur, assume, or be liable for any indebtedness, other than (i) the indebtedness evidenced by this Loan Agreement and the Promissory Note, (ii) unsecured indebtedness to trade creditors incurred in the ordinary course of business; (iii) indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business; (iv) purchase money indebtedness incurred for financing the acquisition of any additional equipment; and (v) additional indebtedness, in an aggregate principal amount not to exceed $8,000,000 outstanding at any time, which indebtedness shall be either unsecured or secured by assets of Borrower that do not constitute Collateral.
     (b) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, provided that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof; and (ii) Borrower may pay dividends solely in common stock.
     (c) Directly or indirectly enter into or permit to exist any material transaction with any affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business and upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated person. For purposes of this Section 5(c), Guarantor shall be deemed not to be an affiliate of Borrower.
     (d) Engage in any business other than the businesses currently engaged in by Borrower or reasonably related thereto.
     6. Event of Default. The occurrence of any of the following shall constitute an event of default hereunder (an “Event of Default”):
     (a) The failure or refusal of Borrower to pay all or any part of the monthly installments of accrued interest and principal on the Note as and when the same become due and payable in accordance with the terms of the Note, and the continuation of such failure or refusal for a period of five (5) days after the due date thereof, or the failure or refusal to pay the unpaid principal balance and accrued but unpaid interest on the Maturity Date, as defined in the Note; or
     (b) The failure or refusal of Borrower to pay any amounts due and owing to Lender under the Loan Documents as the same become due (other than the payment of principal and interest as described in the preceding Paragraph 6(a)) in accordance with the terms of the Loan Documents and the continuation of such failure or refusal for a period after ten (10) days following the occurrence thereof; or
     (c) (i) The failure or refusal of Borrower to perform, observe or comply with any of the covenants set forth in Paragraph 5, Section 4(f) of the Borrower Security Agreement, or Sections 1 or 2 of the Remarketing Agreement; or (ii) the failure or refusal of Borrower to perform, observe or comply with any other non-monetary covenant, agreement or term contained in any of the Loan Documents, and the continuation or such failure or refusal for a period of fifteen (15) days after the occurrence thereof; or
     (d) If a receiver, liquidator or trustee of Borrower or Guarantor, or of any substantial portion of Borrower’s or Guarantor’s assets, shall be appointed; if a petition in bankruptcy or for reorganization or for protection under any Debtor Relief Laws shall have been filed against Borrower or Guarantor and the same is not withdrawn, dismissed, cancelled or terminated within ninety (90) days; if Borrower or Guarantor makes an assignment for the benefit of creditors or files or consents to the filing of a petition in bankruptcy or for protection under any Debtor Relief

Laws or commences or consents to the commencement of any proceeding under the Federal Bankruptcy Code or any other federal or state law, now or hereafter in effect, relating to the reorganization of Borrower or Guarantor or the arrangement or rearrangement or readjustment of the debts of Borrower or Guarantor or having the effect of enjoining or staying the exercise of rights or remedies by creditors, it being understood that the filing against Borrower or Guarantor of such a petition by a member, manager or officer of Borrower or Guarantor, as applicable, shall be deemed to be a filing with the consent of Borrower or Guarantor, as applicable, if there is an attachment or sequestration of or relating to any collateral or to any other substantial portion of any other assets of Borrower or Guarantor and the same is not promptly discharged (as used herein, “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally); or
     (e) The nonpayment when due of any material indebtedness (which for purposes hereof shall be deemed to be indebtedness of at least $50,000) owed by Borrower or Guarantor (other than the Loan) and continuation of the same past any applicable grace period, or the occurrence of any event under any document evidencing, securing or executed in connection with any such indebtedness which could give the holder thereof the right to declare such indebtedness due prior to its scheduled maturity and the continuance of such event after all applicable notice and cure periods; or
     (f) The discovery by Lender that any representation or warranty made by Borrower or Guarantor to Lender in any of the Loan Documents or in any other certificate or document furnished to Lender in connection with the Loan or in furtherance of the requirements of this Loan Agreement or of any other Loan Documents shall be incorrect or misleading in any material respect; or
     (g) If Borrower or Guarantor shall cause, institute, or fail to contest any proceeding for the dissolution or termination of Borrower or Guarantor, as applicable; or
     (h) If Borrower or Guarantor ceases to do business or terminates its business as presently conducted for any reason whatsoever; or
     (i) If any one or more of the Loan Documents is terminated, revoked, or otherwise rendered void or unenforceable, in any case, without Lender’s prior written consent; or
     (m) If the Borrower or Guarantor fails to comply with any material requirements of any governmental authority within fifteen (15) days after Borrower or Guarantor, as applicable, shall have received written notice thereof from such governmental authority; or
     (n) The rendering of one or more judgments or decrees for the payment of money, against Borrower or Guarantor which would in the Lender’s determination and at the Lender’s sole discretion materially adversely impact Borrower’s or Guarantor’s ability to satisfy Borrower’s or Guarantor’s obligations under the Loan Documents, and such judgment or decree has not been vacated, bonded or stayed by appeal or otherwise, for a period of sixty (60) consecutive days after the date of entry; or

     (o) An “Event of Default” as defined in either the Borrower Security Agreement or the Guarantor Security Agreement has occurred and is continuing; or
     (p) If there is (i) a material impairment in the perfection or priority of Lender’s security interest in the Collateral or in the value of such Collateral; or (ii) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower.
     7. Remedies. Upon the occurrence of an Event of Default, Lender shall have the immediate right, at the sole discretion of Lender and without notice or demand (i) to declare the entire unpaid balance of the Note and all accrued but unpaid interest at once immediately due and payable (and the same shall be at once immediately due and payable and the same may be collected forthwith), (ii) to foreclose and enforce all liens and security interests securing payment thereof, and (iii) to exercise any of Lender’s other rights, powers, recourses and remedies under the Note or any of the other Loan Documents, or at law or in equity. Except as may be prohibited by applicable law all of Lender’s rights and remedies shall be cumulative and may be exercised singularly or concurrently. Election by Lender to pursue any remedy shall not exclude pursuit of any other remedy, and an election to make expenditures or to take action to perform an obligation of any Obligated Party shall not affect Lender’s right to declare an Event of Default and to exercise its rights and remedies.
     8. Indemnity and Hold Harmless — Negligence. Borrower shall indemnify and defend Lender against, and shall hold Lender harmless from any and all losses, damages (whether general, punitive or otherwise), liabilities, claims, causes of action (whether legal, equitable or administrative), judgments, court costs and legal or other expenses (including attorneys’ fees) which Lender may suffer or incur as a direct or indirect consequence of (i) Lender’s performance under this Agreement or under any of the other Loan Documents, including without limitation Lender’s exercise or failure to exercise any rights, remedies or powers in connection with this Agreement or any of the other Loan Documents; (ii) Borrower’s failure to perform any of Borrower’s obligations as and when required by this Agreement or any of the other Loan Documents, including without limitation, any failure of any representation or warranty of Borrower to be true and correct in all material respects and any failure by Borrower to satisfy any condition; (iii) any claim or cause of action of any kind by any person or entity to the effect that Lender is in any way responsible or liable for any act or omission by Borrower, whether on account of any theory of derivative liability or otherwise; (iv) any claim or cause of action of any kind by any person or entity which would have the effect of denying Lender the full benefit or protection of any provision of this Agreement or any of the other Loan Documents; or (v) any proceeding or claim in any way relating to any collateral or the Loan Documents. Lender’s right of indemnity shall not be directly or indirectly limited, prejudiced, impaired or eliminated in any way by any finding or allegation that Lender’s conduct is active, passive or subject to any theory of any kind, character or nature for any act or omission by Borrower or any other person or entity except Lender. Notwithstanding the foregoing, although the above described indemnification extends to negligence, sole negligence, contractual comparative negligence and concurrent negligence of Lender, Borrower shall not be obligated to indemnify Lender with respect to any intentional tort, other willful misconduct or any act of gross negligence as to which Lender is determined by the judgment of a court of competent jurisdiction (sustained on appeal) to have committed.

     9. General Interest and Usury Provisions.
     (a) Savings Clause. It is expressly stipulated and agreed to be the intent of Borrower and Lender at all times to comply strictly with the applicable Texas law governing the maximum rate or amount of interest payable on the indebtedness evidenced by the Note and the Related Indebtedness (as hereinafter defined) or applicable United States federal law to the extent that it permits Lender to contract for, charge, take, reserve or receive a greater amount of interest than under Texas law. If the applicable law is ever judicially interpreted so as to render usurious any amount (i) contracted for, charged, taken, reserved or received pursuant to the Note, any of the other Loan Documents or any other communication or writing by or between Borrower and Lender related to the transaction or transactions that are the subject matter of the Loan Documents, (ii) contracted for, charged, taken, reserved or received by reason of Lender’s exercise of the option to accelerate the maturity of the Note and/or the Related Indebtedness, or (iii) Borrower will have paid or Lender will have received by reason of any voluntary prepayment by Borrower of the Note and/or the Related Indebtedness, then it is Borrower’s and Lender’s express intent that all amounts charged in excess of the Maximum Lawful Rate shall be automatically canceled, ab initio, and all amounts in excess of the Maximum Lawful Rate theretofore collected by Lender shall be credited on the principal balance of the Note and/or the Related Indebtedness (or, if the Note and all Related Indebtedness have been or would thereby be paid in full, refunded to Borrower), and the provisions of the Note and the other Loan Documents shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable laws, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder, provided, however, if the Note has been paid in full before the end of the stated term of the Note, then Borrower and Lender agree that Lender shall, with reasonable promptness after Lender discovers or is advised by Borrower that interest was received in an amount in excess of the Maximum Lawful Rate, either credit such excess interest against the Note and/or any Related Indebtedness then owing by Borrower to Lender and/or refund such excess interest to Borrower. Borrower hereby agrees that as a condition precedent to any claim seeking usury penalties against Lender, Borrower will provide written notice to Lender, advising Lender in reasonable detail of the nature and amount of the violation, and Lender shall have sixty (60) days after receipt of such notice in which to correct such usury violation, if any, by either refunding such excess interest to Borrower or crediting such excess interest against the Note and/or the Related Indebtedness then owing by Borrower to Lender. All sums contracted for, charged, taken, reserved or received by Lender for the use, forbearance or detention of any debt evidenced by the Note and/or the Related Indebtedness shall, to the extent permitted by applicable law, be amortized, prorated, allocated or spread, using the actuarial method, throughout the stated term of the Note and/or the Related Indebtedness (including any and all renewal and extension periods) until payment in full so that the rate or amount of interest on account of the Note and/or the Related Indebtedness does not exceed the Maximum Lawful Rate from time to time in effect and applicable to the Note and/or the Related Indebtedness for so long as debt is outstanding. In no event shall the provisions of Chapter 346 of the Texas Finance Code (which regulates certain revolving credit loan accounts and revolving triparty accounts) apply to the Note and/or any of the Related Indebtedness. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, it is not the intention of Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration. The terms and provisions of this paragraph shall control and supersede every other term, covenant or provision contained herein, in any other Loan Document or in any other agreement between the Borrower and Lender.
     (b) Ceiling Election. To the extent that Lender is relying on Chapter 303 of the Texas Finance Code to determine the Maximum Lawful Rate payable on the Note and/or any other portion of the Related Indebtedness, Lender will utilize the weekly ceiling from time to time in effect as provided in such Chapter 303, as amended. To the extent United States federal law permits Lender to contract for, charge, take, receive or reserve a greater amount of interest than under Texas law, Lender will rely on United States federal law instead of such Chapter 303 for the purpose of determining the Maximum Lawful Rate. Additionally, to the extent permitted by applicable law now or hereafter in effect, Lender may, at its option and from time to time, utilize any other method of establishing the Maximum Lawful Rate under such Chapter 303 or under other applicable law by giving notice, if required, to Borrower as provided by such applicable law now or hereafter in effect.
     (c) Definitions.
          (i) As used herein, the term “Maximum Lawful Rate” shall mean the maximum lawful rate of interest which may be contracted for, charged, taken, received or reserved by Lender in accordance with the applicable laws of the State of Texas (or applicable United States federal law to the extent that such law permits Lender to contract for, charge, take, receive or reserve a greater amount of interest than under Texas law), taking into account all Charges made in connection with the transaction evidenced by the Note and the other Loan Documents.
          (ii) As used herein, the term “Charges” shall mean all fees, charges and/or any other things of value, if any, contracted for, charged, taken, received or reserved by Lender in connection with the transactions relating to the Note and the other Loan Documents, which are treated as interest under applicable law.
          (iii) As used herein, the term “Related Indebtedness” shall mean any and all indebtedness paid or payable by Borrower to Lender pursuant to the Loan Documents or any other communication or writing by or between Borrower and Lender related to the transaction or transactions that are the subject matter of the Loan Documents, except such indebtedness which has been paid or is payable by Borrower to Lender under the Note.
     10. Notices. Any notice or demand required hereunder shall be deemed to be delivered three (3) days after the same is deposited in the United States mail, postage prepaid, certified mail, return receipt requested, addressed to Borrower or Lender, as the case may be, at the address set out hereinbelow, or at such other address as such party may hereafter deliver in accordance herewith. Any other method of delivery or demand shall be effective only when actually received by the recipient thereof. If and when included within the term “Borrower” or “Lender” there are more than one person, all shall jointly arrange among themselves for their joint execution and delivery of a notice to the other specifying some person at some specific address for the receipt of all notices, demands, payments or other documents. All persons included within the terms “Borrower” or “Lender,” respectively, shall be bound by notices, demands, payments and documents given in accordance with the provisions of this paragraph to the same extent as if each had received such notice, demand, payment or document.

If to Borrower:	Xtreme Iron, LLC
6831 Ash Street
Frisco, Texas 75034
Attn: Ron Stover, Rod Vilhauer and Ron Abney

With a copy to:	Peter B. Dewar
Locke Lord Bissell & Liddell LLP
2200 Ross Avenue, Suite 2200
Dallas, Texas 75201

If to Lender:	IronPlanet, Inc.
205 Greencastle Road, Suite B
Tyrone, Georgia 30290
Attn: Michael O’Donnell

With a copy to:	Dolph M. Hellman
Orrick Herrington & Sutcliffe LLP
405 Howard Street
San Francisco, California 94105
     11. Governing Law. This Agreement and each of the other Loan Documents shall be deemed a contract and instrument made under the laws of the State of Texas, and shall be construed and enforced in accordance with and governed by the laws of the State of Texas and the laws of the United States of America. Borrower hereby irrevocably submits to the non-exclusive jurisdiction of the State and Federal Courts of the State of Texas and agrees and consents that service of process may be made upon Borrower in any legal proceeding relating to any of the Loan Documents by any means allowed under Texas or Federal law. Venue for any legal proceedings may be Dallas County, Texas, provided that Lender may choose any venue in any state which it deems appropriate in the exercise of its sole discretion.
     12. Survival: Parties Bound. All representations, warranties, covenants and agreements made by or on behalf of the Borrower in connection herewith shall survive the execution and delivery of the Loan Documents, shall not be affected by any investigation made by or on behalf of Lender, and shall bind the Borrower and its successors, trustees, receivers and assigns and inure to the benefit of the successors and assigns of the Lender.
     13. Counterparts. This Agreement may be executed in several identical counterparts, and by the parties hereto on separate counterparts, and each counterpart, when so executed and delivered, shall constitute an original instrument, and all such separate counterparts shall constitute but one and the same instrument. Signatures received by facsimile or email transmission shall constitute original signatures.
     14. Severability. If any provision of any of the Loan Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby.
     15. Captions. The headings and captions appearing in the Loan Documents have been included solely for convenience and shall not be considered in construing the Loan Documents.
     16. ENTIRE AGREEMENT. THIS WRITTEN LOAN AGREEMENT AND OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
[Remainder of Page Intentionally Blank; Signature Page Follows]

     EXECUTED to be effective as of the date first above written.

LENDER: IRONPLANET, INC., a Delaware corporation
By:	/s/ Michael J. O’Donnell
	Name:	Michael J. O’Donnell
	Title:	CFO

BORROWER: XTREME IRON, LLC, a Delaware limited liability company
By:	/s/ Ron Abney
Ron Abney, Manager

SCHEDULE 1
Reporting Requirements
     Borrower agrees to deliver to Lender the following statements and reports:
     (a) Annual Financial Statements of Borrower and Guarantor within thirty (30) days of each fiscal year end, commencing with the fiscal year ending December 31, 2010, which are internally prepared and certified by a representative of Borrower or Guarantor, as applicable, reasonably acceptable to Lender;
     (b) Monthly Balance Sheet and Operating Reports of Borrower and Guarantor and spread sheets showing income and expense for Borrower and Guarantor, together with a list of current equipment inventory, a description of any leases, dispositions or other activity with respect thereto, and profit sharing operating reports, all in form and content acceptable to the Lender, together with such detail and supporting data as the Lender may reasonably require; and
     (c) Additional Information such other financial and related information when and as requested by Lender regarding Borrower, Guarantor or any Collateral.
     Annual financial statements shall include balance sheet, income statement and statement of changes in owner’s equity and monthly financial statements shall include balance sheet and income statement.